EXHIBIT 99.1

RALPH LAUREN ANNOUNCES APPOINTMENT OF CESAR CONDE TO BOARD OF DIRECTORS

Chairman of NBCUniversal News Group to Bring Extensive Global Operations, Media and Digital Expertise to Board

NEW YORK — January 15, 2026 — Ralph Lauren Corporation (NYSE: RL) today announced the appointment of Cesar Conde, Chairman of NBCUniversal News Group, to its Board of Directors, effective immediately. With the appointment of Mr. Conde, the Ralph Lauren Board is now comprised of 12 directors.

“Cesar embodies the spirit of innovation and art of storytelling that has always defined our brand,” said Ralph Lauren, Executive Chairman and Chief Creative Officer of Ralph Lauren Corporation. “We welcome Cesar to our Board as he will play a meaningful role in guiding us as we engage people all over the world with our timeless vision.”

“Cesar brings to our Board a proven track record in successfully leading complex, high growth organizations in a dynamic and rapidly evolving sector, engaging new audiences and delivering industry-leading results,” said Patrice Louvet, President and Chief Executive Officer. “His expertise will be invaluable for our Company as we continue to execute our Next Great Chapter: Drive strategy and chart our path to long-term sustainable growth and value creation.”

Mr. Conde is Chairman of the NBCUniversal News Group, overseeing the nation’s largest news media conglomerate, including NBC News, NBC News NOW, Telemundo Enterprises Group and NBCUniversal Local. Through strategic investments made under his leadership, the News Group has exponentially expanded its reach, becoming America’s number one news organization and achieving record viewership and distribution growth. In addition to his leadership at NBCUniversal, he serves on the Boards of Directors of Walmart and PepsiCo.

“Ralph Lauren has translated a timeless vision into enduring value, balancing discipline with imagination to build one of the world’s most iconic brands,” said Conde. “I look forward to supporting the Company’s growth and playing a role in deepening its connection with consumers globally.”

Mr. Conde holds a B.A. with honors from Harvard University and an M.B.A. from the Wharton School at the University of Pennsylvania. Earlier in his career, he was President of Univision Networks.

ABOUT RALPH LAUREN CORPORATION
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For nearly 60 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company’s brand names – which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others – constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://corporate.ralphlauren.com.

CONTACT

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Corinna Van der Ghinst
ir@ralphlauren.com

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Corporate Communications:
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